EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

OF

CUMULATIVE SERIES A CONVERTIBLE PREFERRED SHARES

OF

EVOLENT HEALTH, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Evolent Health, Inc., a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Company authorizes the issuance of up to 50,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company, and expressly authorizes the Board of Directors of the Company, subject to limitations prescribed by Applicable Law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that, on January 17, 2023, the Board of Directors does hereby provide authority for the Company to issue a series of Preferred Stock to be known as the Cumulative Series A Convertible Preferred Shares (the “Series A Preferred Shares”) and does hereby in this Certificate of Designation establish and fix and herein state and express the designations, rights, preferences, powers, restrictions and limitations of the shares of Series A Preferred Shares as follows:

ARTICLE I

DEFINITIONS, CALCULATIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

Unless stated otherwise or otherwise defined herein, capitalized terms used but not otherwise defined in this Certificate of Designation shall have the meaning, mutatis mutandis, as set forth in the Investors Rights Agreement (as defined below). As used in this Certificate of Designation, the following capitalized terms will have the following meanings:

“Accrued Dividends” means, as of any date of determination, with respect to each outstanding share of Series A Preferred Shares, the aggregate amount of Regular Dividends that have accrued on such share pursuant to Section 2.02(a) and that have not been paid in cash pursuant to Section 2.02(b) (or compounded pursuant to Section 2.02(a)) from the immediately preceding Regular Dividend Payment Date to such date of determination.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the 1.00% per annum, then Adjusted Term SOFR shall be deemed to be 1.00% per annum.

“Bylaws” means Third Amended and Restated By-laws of the Company, as amended, restated, supplemented or otherwise modified from time to time.

“Certificate of Designation” means this Certificate of Designation of Series A Preferred Shares of the Company.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended, restated, supplemented or otherwise modified from time to time, including by this Certificate of Designation.

“Credit Agreement” means that certain Credit Agreement, dated as of August 1, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Issue Date, and as amended by that certain Amendment No. 1 to Credit Agreement on the Issue Date), by and among, inter alios, the Company, Evolent Health LLC, a Delaware limited liability company, TPG Growth Iceman Parent, Inc., Delaware corporation, and Provider Group, Inc., a Delaware corporation, Ares Capital Corporation, a Maryland corporation, as administrative agent, and ACF Finco I LP, a Delaware limited partnership, as collateral agent.

“Change of Control” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“Change of Control Redemption Price” means the greater of (i)(x) if such redemption occurs prior to the second anniversary of the Issue Date, 150.00% of the Current Liquidation Preference per share, and (y) if such redemption occurs on or after the second anniversary of the Issue Date, 135.00% of the Current Liquidation Preference per share, and (ii) the value of the Class A Common Stock issuable upon conversion of a share of Series A Preferred Shares, which value shall be determined based on the value attributed to the Class A Common Stock in connection with such Change of Control.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Conversion Price” initially means $40.00; provided, however, that such initial Conversion Price is subject to adjustment pursuant to Section 5.03. Each reference in this Certificate of Designation to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price immediately before the close of business on such date.

“Current Liquidation Preference” means, at any date of determination and with respect to each outstanding share of Series A Preferred Shares, the sum of (a) the Stated Value thereof, plus (b) the aggregate amount of all accrued and accumulated Regular Dividends thereon that have been compounded in accordance with Section 2.02(a).

“DGCL” has the meaning set forth in the preamble.

“Dividend” means any Regular Dividend or Participating Dividend, as applicable.

“Dividend Payment Date” means each Regular Dividend Payment Date with respect to a Regular Dividend and each date on which any declared Participating Dividend is scheduled to be paid on the Series A Preferred Shares.

“Dividend Rate” means, subject to Section 7.02, with respect to Regular Dividends that accrue for each period ending on a Regular Dividend Payment Date, Adjusted Term SOFR for such period plus 6.00% per annum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Individual Holder Conversion Cap” means, with respect to any Holder as of any date, the maximum number of shares of Class A Common Stock, as reasonably determined by the Company with the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, that could be issued by the Company to such Holder pursuant to an Optional Conversion without such issuance being subject to a premerger notification requirement pursuant to the HSR Act.

“Investors Rights Agreement” means that certain Investors Rights Agreement (Series A Convertible Preferred Shares), dated as of the Issue Date, by and among the Company and the investors party thereto, as amended and/or restated from time to time in accordance with the terms thereof.

“Issue Date” means January 20, 2023.

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Class A Common Stock by The New York Stock Exchange (or any successor or other securities exchange determined by the Company for the trading of the Class A Common Stock) (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange, and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Class A Common Stock or options contracts relating to the Class A Common Stock on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general to effect transactions in, or obtain market values for, the Class A Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Class A Common Stock on the Relevant Exchange.

“Material Event Redemption” means, as applicable, a Change of Control Redemption, a Refinancing Redemption or a Holder Redemption.

“Optional Redemption Price” means 165.00% of the Current Liquidation Preference per share.

“Redemption Date” means:

(a) in respect of any redemption pursuant to Section 4.07, the date set by the Company as the date on which such redemption shall occur and subject to extension until the satisfaction, or waiver by the Company of any conditions precedent;

(b) in respect of any redemption pursuant to Section 4.08(a), the date on which the Change of Control occurs;

(c) in respect of any redemption pursuant to Section 4.08(b), the date on which the event triggering the Refinancing Redemption occurs; and

(d) in respect of any redemption pursuant to Section 4.08(c), the date selected by the Company in accordance with Section 4.08(c).

“Redemption Price” means, as applicable, the Change of Control Redemption Price, the Refinancing Redemption Price, the Holder Redemption Price or the Optional Redemption Price.

“Refinancing Event” means a refinancing or replacement of the entirety of the indebtedness under the Credit Agreement prior to the maturity thereof that is provided solely by lenders who are not Affiliates or Approved Funds of Ares Capital Management LLC.

“Refinancing Redemption Price” means the sum of (i) 165.00% of the Current Liquidation Preference per share, plus (ii) solely in the event that the applicable Refinancing Event is consummated prior to the second anniversary of the Issue Date, the aggregate amount of Regular Dividends per share which would have otherwise have been payable or accrued on the Series A Preferred Shares from the Redemption Date until the second anniversary of the Issue Date (with Adjusted Term SOFR for such period calculated based on the Term SOFR Reference Rate for a tenor of ninety (90) days on the day that is two (2) U.S. Government Securities Business Days prior to the Redemption Date).

“Regular Dividend” means the dividends to be made by the Company in respect of the Series A Preferred Shares in accordance with Section 2.02(a).

“Regular Dividend Payment Date” means March 31, June 30, September 30 and December 31, of each year, commencing on March 31, 2023; provided that if any Regular Dividend Payment Date is not a Business Day, the Regular Dividend Payment Date will be the immediately following Business Day.

“Relevant Exchange” has the meaning set forth in the definition of the term Market Disruption Event.

“Series A Preferred Shares” has the meaning set forth in the preamble.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Stated Value” means, at any date of determination, and with respect to each outstanding share of the Series A Preferred Shares, $1,000 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Shares; provided, however, that the Stated Value shall not be adjusted for Regular Dividends compounded in accordance with Section 2.02(a)).

“Term SOFR” means, as of any date of determination, the Term SOFR Reference Rate for a tenor of ninety (90) days on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable calendar quarter, as such rate is published by the Term SOFR Administrator; provided, however, that (x) if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (as defined in the Credit Agreement as in effect on the Issue Date) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage per annum equal to 0.15%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Holder Majority in their reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 1.02 Other Interpretive Provisions. With reference to this Certificate of Designation:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any document entered into in connection with this Certificate of Designation shall refer to such document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other documents entered into in connection with this Certificate of Designation are included for convenience of reference only and shall not affect the interpretation of this Certificate of Designation or any other document.

Section 1.03 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents and agreements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Certificate of Designation; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.06 Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other documented entered into in connection with this Certificate of Designation with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

Section 1.07 Acts of Holders.

(a) Except as herein otherwise expressly provided, any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Certificate of Designation to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the Holders or such Holder, as applicable, in person. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Company.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by Applicable Law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Holders deem sufficient.

(c) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any share of Series A Preferred Shares shall bind every future Holder of the same share of Series A Preferred Shares and the Holder of every share of Series A Preferred Shares issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Holders or the Company in reliance thereon, whether or not notation of such action is made upon the certificate representing such share of Series A Preferred Shares, unless such consent is revoked by the Holder in accordance with Section 8.03 hereof.

(d) The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be 10 days prior to the first solicitation of such consent, except that when the action being submitted to the Holders is required to be submitted to the Holders under the DGCL, then such record date shall be the date provided for under the DGCL.

(e) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular share of Series A Preferred Shares may do so with regard to all or any part of the Current Liquidation Preference of such share of Series A Preferred Shares or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such Current Liquidation Preference. Any notice given or action taken by a Holder or its agents with regard to different parts of such Current Liquidation Preference pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

ARTICLE II

DESIGNATION AND DIVIDENDS

Section 2.01 Designations. A total of 175,000 shares of Preferred Stock will be designated as a series known as Cumulative Series A Convertible Preferred Shares.

Section 2.02 Dividends.

(a) From and after the date of issuance of each share of the Series A Preferred Shares, Holders shall be entitled to receive in respect of each such share of Series A Preferred Shares, only if and when declared by the Company’s Board of Directors or any authorized committee thereof, cumulative dividends accruing on a daily basis at the Dividend Rate on the Current Liquidation Preference of such share of Series A Preferred Shares as in effect from time to time, payable in cash in arrears on each Regular Dividend Payment Date, and, to the extent not paid on any Regular Dividend Payment Date, automatically compounded (regardless of whether or not declared), quarterly in arrears on such Regular Dividend Payment Date. Regular Dividends will be calculated on the basis of actual days elapsed over a year of 360 days consisting of 12 30- day months.

(b) At any time and from time to time when there are Accrued Dividends, the Company’s Board of Directors, or any authorized committee thereof, may declare and cause the Company to pay in cash, to the Holders on a record date fixed in accordance with Section 213 of the DGCL (which record date shall be not less than three nor more than 60 days prior to the next occurring Regular Dividend Payment Date), a dividend per share of Series A Preferred Shares equal to all or a portion of such Accrued Dividends on such share of Series A Preferred Shares to the next occurring Regular Dividend Payment Date.

(c) Except as set forth in Section 2.02(a) in respect of the compounding of Accrued Dividends if not paid on the applicable Regular Dividend Payment Date, (i) no Regular Dividend may be declared with respect to the Series A Preferred Shares unless paid to the Holders immediately in cash (it being understood that no Regular Dividends may be declared and paid in securities or otherwise “in kind”) and (ii) no Regular Dividend shall be declared or paid in anticipation of a redemption of the Series A Preferred Shares or any liquidation of the Company.

(d) No dividend or other distribution on the Class A Common Stock (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid unless, at the time(s) of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Series A Preferred Shares (such a dividend or distribution on the Series A Preferred Shares, a “Participating Dividend,” and such corresponding dividend or distribution on the Class A Common Stock, the “Common Stock Participating Dividend”), such that (1) the record date and the payment date for such Participating Dividend occur on the same dates as the record date and payment date, respectively, for such Common Stock Participating Dividend and (2) the kind and amount of consideration payable per share of Series A Preferred Shares in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Stock Participating Dividend in respect of a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock that would be issuable in respect of one share of Series A Preferred Shares that is converted pursuant to an Optional Conversion (without giving effect to any limitations on conversion set forth in the proviso to Section 5.01 or Section 5.04) with a Conversion Date occurring on such record date (subject to the same arrangements, if any, in such Common Stock Participating Dividend not to issue or deliver a fractional portion of any security or other property). Notwithstanding the foregoing, no Participating Dividend will be required to be declared or paid in respect of any event for which an adjustment to the Conversion Price is required pursuant to Section 5.03. If the Redemption Date for any shares of Series A Preferred Shares is on or after the close of business on a record date set for payment of any Participating Dividends and prior to the applicable Dividend Payment Date, the Holder of such shares as of such record date shall be entitled to receive such Participating Dividend, notwithstanding the redemption of such shares prior to the applicable Dividend Payment Date.

(e) If the Conversion Date for any shares of Series A Preferred Shares is prior to the close of business on a record date set for the payment of any Dividends, the Holder of such shares will not be entitled to such Dividend in respect of such record date. If the Conversion Date for any shares of Series A Preferred Shares is on or after the close of business on a record date set for payment of any Dividends and prior to the applicable Dividend Payment Date, the Holder of such shares as of such record date shall be entitled to receive such Dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date.

Section 2.03 Ranking. The Series A Preferred Shares (inclusive of any and all Dividends thereon) shall rank senior in priority of payment to all existing and future Preferred Stock and other Capital Stock in respect of dividends and with respect to any distribution upon any liquidation, dissolution or winding up of the Company as set forth in Article III, and until the Series A Preferred Shares have in their entirety been redeemed or converted into Class A Common Stock in accordance with the terms of this Certificate of Designation, no dividends or distributions on, or purchases or redemptions of, other Preferred Stock and other Capital Stock, shall be made, paid or declared (except for Restricted Payments permitted under Section 3.1 of the Investors Rights Agreement and liquidating distributions pursuant to Section 3.01).

ARTICLE III

LIQUIDATION RIGHTS

Section 3.01 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any other Preferred Stock and other Capital Stock and subject to the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Shares equal to the greater of (i) the sum of (A) the Current Liquidation Preference with respect to such share as of the date of such liquidating distribution plus (B) the Accrued Dividends with respect to such share as of the date of such liquidating distribution and (ii) the amount such Holders would have received had such Holders converted such shares of Series A Preferred Shares into Class A Common Stock pursuant to Article V (without regard to any of the limitations on convertibility contained in the proviso to Section 5.01 or Section 5.04) with a Conversion Date immediately prior to such liquidating distribution. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 3.01 and will have no right or claim to any of the Company’s remaining assets.

Section 3.02 Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Article III, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

ARTICLE IV

REDEMPTION

Section 4.01 Notices to Holders. If the Company elects to redeem the Series A Preferred Shares pursuant to Section 4.07 hereof or is required to redeem the Series A Preferred Shares pursuant to Section 4.08 hereof, it shall furnish to each Holder a notice in accordance with Section 4.03 hereof.

Section 4.02 Selection of Series A Preferred Shares to Be Redeemed. If less than all of the Series A Preferred Shares are to be redeemed at any time, the Series A Preferred Shares of all Holders shall be redeemed on a pro rata basis in proportion to the aggregate Current Liquidation Preference of all Series A Preferred Shares held by each Holder.

Provisions herein that apply to shares of Series A Preferred Shares called for redemption also apply to portions of Series A Preferred Shares called for redemption.

Section 4.03 Notice of Redemption. The Company shall deliver electronically or mail or cause to be mailed by first-class mail, postage prepaid, a notice of redemption not less than 10 Business Days and not more than 30 Business Days before the Redemption Date to each Holder of shares of Series A Preferred Shares to be redeemed (except in connection with a redemption that is subject to one or more conditions precedent, in which case such Redemption Date may extend until all such conditions are satisfied or waived by the Company). To the extent requested by the Company in accordance with Section 2.4(y) of the Investors Rights Agreement, the applicable Holder shall provide a statement to the Issuer in connection with such redemption that such Holder does not have actual knowledge of any facts or circumstances (after reasonable inquiry, provided that, for the avoidance of doubt, the Holder shall not be required to make any inquiries of its limited partners, shareholders, or other holders of equity in it) that would reasonably be expected to cause such redemption to fail to qualify for sale or exchange treatment under Section 302(b) of the Code as a result of directly, indirectly or constructively (within the meaning of Section 302 of the Code) owning any other class of equity of the Company.

The notice shall identify the Series A Preferred Shares to be redeemed and shall state:

(a) the section of this Certificate of Designation pursuant to which the redemption shall occur;

(b) the Current Liquidation Preference of the Series A Preferred Shares to be redeemed;

(c) the Redemption Date;

(d) the Redemption Price;

(e) if the Company is not permitted by Applicable Law to redeem all of the Series A Preferred Shares required to be redeemed or if the Series A Preferred Shares is to be redeemed in part only (subject to Section 4.02), the portion of the Current Liquidation Preference of the Series A Preferred Shares to be redeemed and that, after the Redemption Date upon surrender of such Series A Preferred Shares, a new certificate for such Series A Preferred Shares in a Current Liquidation Preference equal to the unredeemed portion of the original Series A Preferred Shares will be issued in the name of the Holder upon cancellation of the original certificate representing such Series A Preferred Shares;

(f) that the certificate representing the Series A Preferred Shares (or an affidavit of loss in lieu thereof in customary form) called for redemption must be surrendered to the Company to collect the Redemption Price (provided that, for the avoidance of doubt, such failure by the holder to deliver such certificate (or such an affidavit of loss in lieu thereof) shall not affect the effectiveness of the redemption as to such Series A Preferred Shares on the Redemption Date, including with respect to the cessation of the accrual of Dividends on the Series A Preferred Shares or the portions of Series A Preferred Shares called for redemption, other than the Company’s entitlement to delay payment of the Redemption Price until such certificate (or such an affidavit of loss in lieu thereof) has been surrendered to the Company);

(g) that, unless the Company defaults in making such redemption payment, the Series A Preferred Shares called for redemption shall cease to accrue Dividends on and after the Redemption Date; and

(h) any condition to such redemption (which may be waived by the Company in its sole discretion).

Solely in the case of optional redemption in accordance with Section 4.07, such notice of redemption, and the related redemption, may, at the Company’s discretion, be subject to one or more conditions precedent, and the surrender of any certificate(s) representing the Series A Preferred Shares (or an affidavit of loss in lieu thereof) called for redemption (which may be waived by the Company in its sole discretion). In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the redemption date as so delayed. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person; provided that the Company shall remain liable for any failure by such Person to pay such Redemption Price or perform such obligations.

Section 4.04 Effect of Notice of Redemption. Once notice of redemption is delivered to the Holders in accordance with Section 4.03 hereof, subject to satisfaction, or waiver by the Company, of any conditions precedent relating thereto specified in the applicable notice of redemption, the Redemption Price of the Series A Preferred Shares called for redemption shall become irrevocably due and payable on the Redemption Date. The notice, if delivered, mailed or caused to be mailed in a manner specified in Section 9.01 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.

Section 4.05 Deposit of Redemption Price.

(a) The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds, to the respective holders of the Series A Preferred Shares on the applicable Redemption Date subject to satisfaction, or waiver by the Company, of any conditions precedent relating thereto specified in the applicable notice of redemption. Prior to 4:00 p.m., New York City time, on the Redemption Date, the Company shall deposit with each Holder money sufficient to pay the Redemption Price of all Series A Preferred Shares of such Holder to be redeemed on that Redemption Date, subject to satisfaction or waiver by the Company of any conditions precedent relating thereto specified in the applicable notice of redemption. Each such Holder shall promptly return to the Company any money deposited with the Holders by the Company in excess of the amounts necessary to pay the Redemption Price of, and, pursuant to Section 4.09, Dividends on, all Series A Preferred Shares of such Holder to be redeemed.

(b) If the Company complies with the provisions of Section 4.05(a), on and after the Redemption Date, Dividends shall cease to accrue on the Series A Preferred Shares or the portions of Series A Preferred Shares called for redemption. If the amounts required to be paid in respect of any share of Series A Preferred Shares called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with Section 4.05(a), without prejudice to any other rights that a Holder may have under Applicable Law or in equity, the Company shall pay on the date on which such amounts are actually paid, an additional amount equal to the amount of Dividends that would have accrued (i) on the unpaid Current Liquidation Preference of such share of Series A Preferred Shares, from the Redemption Date until such Current Liquidation Preference is paid, and (ii) to the extent lawful, on any Regular Dividends accumulated to the Redemption Date on such unpaid Current Liquidation Preference, in each case, at the Dividend Rate.

Section 4.06 Series A Preferred Shares Redeemed in Part. Upon surrender of any Series A Preferred Shares certificate that is redeemed in part, the Company shall issue a new Series A Preferred Shares certificate equal in Current Liquidation Preference to the unredeemed portion of the Series A Preferred Shares surrendered.

Section 4.07 Optional Redemption.

(a) At any time from and after the second anniversary of the Issue Date, the Company may on one or more occasions redeem all (or a part, in accordance with Section 4.02) of the outstanding shares of Series A Preferred Shares held by the Holders on a pro rata basis, upon written notice as described under Section 4.03 hereof for an amount per share equal to the Optional Redemption Price that shall be paid in cash, subject to the satisfaction, or waiver by the Company of, any conditions precedent, on the Redemption Date set forth in the notice required under Section 4.03.

(b) Any redemption pursuant to this Section 4.07 shall be made pursuant to the provisions of Sections 4.01 through Section 4.06 hereof and, may, for the avoidance of doubt, at the Company’s option, be subject to one or more conditions precedent (which may be waived by the Company in its sole discretion).

(c) In addition to any redemption pursuant to this Section 4.07, the Company may at any time and from time to time purchase Series A Preferred Shares in open market and privately negotiated transactions.

(d) In any event, notwithstanding the Company’s delivery of any notice of an optional redemption pursuant to the foregoing provisions of this Section 4.07, each Holder will have the right, by complying with Article V prior to the applicable Redemption Date, to convert all, or any whole number of Series A Preferred Shares that is less than all, of its Series A Preferred Shares into Class A Common Stock pursuant to Section 5.01 prior to any such optional redemption pursuant to this Section 4.07.

Section 4.08 Mandatory Redemption.

(a) The Company shall, concurrently with the occurrence of any Change of Control, redeem all outstanding Series A Preferred Shares at a price per share equal to the Change of Control Redemption Price (any such redemption, a “Change of Control Redemption”). Notwithstanding anything in Section 4.01 or Section 4.03 to the contrary, the Company shall provide notice of such Change of Control Redemption at least twenty (20) days before the applicable Redemption Date. Notwithstanding the Company’s delivery of any notice of a Change of Control Redemption pursuant to the foregoing sentence, each Holder will have the right by complying with Article V prior to the applicable Redemption Date, to convert (which conversion shall permit such Holder to participate in such Change of Control in the same manner as other holders of Class A Common Stock) all, or any whole number of Series A Preferred Shares that is less than all, of its Series A Preferred Shares into Class A Common Stock pursuant to Section 5.01 prior to any such Change of Control Redemption.

(b) The Company shall, concurrently with the occurrence of any Refinancing Event, redeem all outstanding Series A Preferred Shares at a price per share equal to the Refinancing Redemption Price (any such redemption, a “Refinancing Redemption”). Notwithstanding anything in Section 4.01 or Section 4.03 to the contrary, the Company shall provide notice of such Refinancing Redemption at least twenty (20) days before the applicable Redemption Date. Notwithstanding the Company’s delivery of any notice of a Refinancing Redemption pursuant to the foregoing sentence, each Holder will have the right by complying with Article V prior to the applicable Redemption Date, to convert all, or any whole number of Series A Preferred Shares that is less than all, of its Series A Preferred Shares into Class A Common Stock pursuant to Section 5.01 prior to any such Refinancing Redemption.

(c) At any time on or after the seventh anniversary of the Issue Date, at the request of the Holder Majority, the Company will cause all Series A Preferred Shares then outstanding to be redeemed in cash at a price per share (expressed as a percentage of the Current Liquidation Preference per share of the Series A Preferred Shares) equal to 150.00% (such price, the “Holder Redemption Price” and such redemption, a “Holder Redemption”) and the Redemption Date for such redemption shall be a date not later than 90 days after such request is received by the Company; provided that, notwithstanding the foregoing provisions of this clause (c), at any time on or after the seventh anniversary of the Issue Date, at the request of MINKE IMC Inc. (so long as MINKE IMC Inc. is at such time a Holder hereunder), the Company will cause all Series A Preferred Shares then outstanding and held by MINKE IMC Inc. to be redeemed in cash at a price per share (expressed as a percentage of the Current Liquidation Preference per share of the Series A Preferred Shares) equal to the Holder Redemption Price and the Redemption Date for such redemption shall be a date not later than 90 days after such request is received by MINKE IMC Inc.

(d) If a Material Event Redemption is triggered and the Company does not have funds legally available for the redemption of all outstanding shares of Series A Preferred Shares, the Company shall redeem a pro rata portion of each Holder’s shares of Series A Preferred Shares (to the extent not converted as provided herein) to the fullest extent of such funds legally available, based on the respective amounts which would otherwise be payable in respect of the Series A Preferred Shares to be redeemed if the Company’s legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series A Preferred Shares as soon as practicable after the Company has funds legally available therefor. At any time thereafter when additional funds are legally available for the redemption of the Series A Preferred Shares such funds will immediately be used to redeem the balance of the Series A Preferred Shares or such portion thereof as the Company is then able to redeem.

Section 4.09 Accrued and Unaccumulated Dividends. Any redemption of Series A Preferred Shares, whether optional or mandatory, will be accompanied by the payment of all Accrued Dividends on the Series A Preferred Shares so redeemed to the applicable Redemption Date.

ARTICLE V

CONVERSION

Section 5.01 Optional Conversion. Subject to the conversion procedures set forth in Section 5.02, at any time, each Holder shall have the right, at such Holder’s option, to convert all, or any whole number of Series A Preferred Shares that is less than all, of such Holder’s Series A Preferred Shares into the number of shares of Class A Common Stock equal to the quotient obtained by dividing (I) the sum of (x) the Current Liquidation Preference for such shares of Series A Preferred Shares subject to conversion, plus (y) the aggregate amount of any Accrued Dividends on such shares of Series A Preferred Shares subject to conversion (other than any such Accrued Dividends for which the payment has been declared, and the applicable record date for such payment has occurred), by (II) the Conversion Price, in each case, as of immediately before the close of business on such Conversion Date (an “Optional Conversion”); provided that, prior to the expiration or early termination of any applicable waiting period under the HSR Act with respect to an Optional Conversion, such Optional Conversion shall be effected only with respect to that number of shares of such Holder’s Series A Preferred Shares that can be converted without exceeding such Holder’s Individual Holder Conversion Cap, and, after such expiration or early termination, such Optional Conversion shall be effected with respect to the remainder of such Holder’s Series A Preferred Shares.

Section 5.02 Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following to exercise such Holder’s right to an Optional Conversion:

(i) complete and manually or electronically sign a conversion notice in the form attached hereto as Annex A or such other form of conversion notice as has then most recently been provided to such Holder by the Company (a “Conversion Notice”) and deliver such notice to the Company in accordance with Section 9.01;

(ii) deliver to the Company the certificate or certificates (if any) representing the shares of Series A Preferred Shares to be converted or a loss affidavit reasonably acceptable to the Company; and

(iii) if required, furnish appropriate endorsements and transfer documents and pay any required documentary, stamp or similar issuance or transfer taxes.

The “Conversion Date” means the first date on which such Holder has complied with the procedures in this Section 5.02(a), except that, in the case of an Optional Conversion that is effected as to less than all of such Holder’s shares of Series A Preferred Shares pursuant to the proviso in Section 5.01, such date shall be the Conversion Date only as to those shares as to which such Optional Conversion is being effected, and the Conversion Date with respect to the remainder of such Holder’s Series A Preferred Shales shall be the first date on which such Holder has complied with such procedures as to such remaining shares.

The Company shall, no later than five (5) Trading Days after the applicable Conversion Date, issue the number of whole shares of Class A Common Stock issuable upon such Optional Conversion.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Shares, Dividends shall no longer be declared or, subject to Section 2.02(e), paid on such shares of Series A Preferred Shares, and such shares of Series A Preferred Shares shall cease to be outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Common Stock upon conversion of Series A Preferred Shares on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock as of the close of business on such Conversion Date. In the case of an Optional Conversion as to which such Holder shall not in its Conversion Notice have designated the name in which shares of Class A Common Stock to be delivered upon conversion of shares of Series A Preferred Shares should be registered, or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Company. The Company may, in its sole and absolute discretion, deliver shares of Class A Common Stock deliverable in any Optional Conversion either in book-entry form through the facilities of The Depositary Trust Company (including, without limitation, the Direct Registration System service of The Depository Trust Company) or in the form of physical stock certificates or in book-entry form with the transfer agent for the Class A Common Stock. Unless otherwise agreed to by the Company and the applicable Holder, each certificate or book-entry position representing shares of Class A Common Stock issuable upon conversion shall bear such a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate or book-entry position may have notations, additional legends or endorsements required by Applicable Law, stock exchange rules, and agreements to which the Company and all of the Holders in their capacity as Holders are subject, if any.

(d) Status of Converted or Reacquired Shares. Shares of Series A Preferred Shares converted in accordance with this Certificate of Designation, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors pursuant to the provisions of the Certificate of Incorporation and, if applicable this Certificate of Designation.

(e) Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon an Optional Conversion, such number of shares of Class A Common Stock as shall from time to time be issuable upon an Optional Conversion of all the shares of Series A Preferred Shares then outstanding, assuming all such shares of Series A Preferred Shares are held by a single Holder. Any shares of Class A Common Stock issued upon an Optional Conversion shall be duly authorized, validly issued, fully paid and nonassessable.

(f) Fractional Shares. No fractional shares of Class A Common Stock will be delivered to the Holders upon conversion of Series A Preferred Shares. In lieu of fractional shares otherwise issuable to a Holder, such Holder will be entitled to receive one additional whole share of Class A Common Stock. The determination of the number of shares of Class A Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Shares and whether such number of shares would include a fractional share shall be based on the aggregate number of shares of Series A Preferred Shares of such Holder that are being converted on the applicable Conversion Date.

Section 5.03 Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to adjustment, without duplication, as set forth in this Section 5.03. If the Company, at any time while shares of the Series A Preferred Shares are outstanding (i) subdivides the outstanding shares of Class A Common Stock into a larger number of shares of Class A Common Stock (which for purposes hereof shall include additional shares of Common Stock as a dividend on outstanding shares of Common Stock), (ii) combines (including by way of a reverse stock split) the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock or (iii) reclassifies the outstanding shares of Class A Common Stock into a larger or smaller number of shares of Class A Common Stock, then in each such case the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x (OS0 / OS1)

where

CP0	=	the Conversion Price in effect immediately prior to the close of business on the effective date of such subdivision, combination or reclassification,

CP1	=	the new Conversion Price in effect immediately after the close of business on the effective date of such subdivision, combination or reclassification,

OS0	=	the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the effective date of such subdivision, combination or reclassification, and

OS1	=	the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event.

Any adjustment made pursuant to this subsection (a) shall be effective immediately after the close of business on the effective date of such subdivision or combination, as applicable. If any such event is announced or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Company announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been announced or declared. Notwithstanding anything to the contrary, no adjustment to the Conversion Price shall be made for any dividend or distribution with respect to Class A Common Stock in connection with which the Holders are entitled to a Dividend pursuant to Section 2.02.

(b) Calculation of Adjustments. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).

(c) Successive Adjustments. After an adjustment to the Conversion Price under this Section 5.03, any subsequent event requiring an adjustment under this Section 5.03 shall cause an adjustment to each such Conversion Price as so adjusted.

(d) Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 5.03, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment compute the adjusted applicable Conversion Price in accordance with this Section 5.03 and provide a written notice to the Holders advising them of the occurrence of such event and setting forth the adjusted applicable Conversion Price.

Section 5.04 Beneficial Ownership Limitation. Notwithstanding anything in this Certificate of Designation to the contrary, the Company shall not effect any conversion of the Series A Preferred Shares, and a Holder shall not have the right to convert any portion of the Series A Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Conversion Notice, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Class A Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred Shares with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series A Preferred Shares beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Shares) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5.04, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5.04 applies, the determination of whether the Series A Preferred Shares are convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series A Preferred Shares are convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder’s determination of whether the shares of Series A Preferred Shares may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series A Preferred Shares are convertible, in each case subject to the Beneficial

Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Conversion that such Conversion Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5.04, in determining the number of outstanding shares of Class A Common Stock, a Holder may rely on the number of outstanding shares of Class A Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the applicable transfer agent setting forth the number of shares of Class A Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two trading days confirm orally and in writing to such Holder the number of shares of Class A Common Stock then outstanding. In any case, the number of outstanding shares of Class A Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Shares, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Class A Common Stock was reported.

The “Beneficial Ownership Limitation” shall initially be 9.99% of the number of shares of the Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon conversion of Series A Preferred Shares held by the applicable Holder. Notwithstanding the foregoing, by written notice to the Company, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, the Holder may reset the Beneficial Ownership Limitation percentage to a higher or lower percentage; provided that such notice shall not be required in the event of a Material Event Redemption. Upon such a change by a Holder to the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum 61- day notice required by this Section 5.04 (except in the event of a Material Event Redemption). The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5.04 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Shares.

ARTICLE VI

TRANSFERS

Section 6.01 Transfers.

(a) Subject to Section 1.1 of the Investors Rights Agreement, a Holder of shares of Series A Preferred Shares can transfer any share of Series A Preferred Shares to a Person pursuant to a Permitted Transfer, at any time. Other than pursuant to a Permitted Transfer and subject to Section 1.1 of the Investors Rights Agreement, a Holder may not transfer a share of Series A Preferred Shares to another Person.

(b) If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall, upon the request and surrender of the record holder of such certificate other than in connection with a redemption of all of the Series A Preferred Shares represented by such certificate, promptly (but in any event within two (2) Business Days after such request) execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing Series A Preferred Shares with an aggregate Stated Value of the Series A Preferred Shares represented by the surrendered certificate. The issuance of new certificates will be made without charge to the Holders of the Series A Preferred Shares, and the Company shall pay for any cost incurred by the Company in connection with such issuance; provided that the Company shall not pay for any documentary, stamp or similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 6.01. All transfers and exchanges of the Series A Preferred Shares will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate, including by direct registration on the books and records of the Company, all transfers and exchanges permitted pursuant to this Section 6.01.

(c) Upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the Series A Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(d) Unless otherwise agreed to by the Company and the applicable Holder, each certificate or book-entry position representing the Series A Preferred Shares will bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate or book-entry position may have notations, additional legends or endorsements required by Applicable Law, stock exchange rules, and agreements to which the Company and all of the Holders in their capacity as Holders are subject, if any.

(e) Notwithstanding anything to the contrary herein, no transfer by any Holder shall be permitted unless such transfer is made in compliance with all applicable securities laws.

ARTICLE VII

TRIGGER EVENTS AND REMEDIES

Section 7.01 Trigger Events. A “Trigger Event” wherever used in this Certificate of Designation, means (i) the failure of the Company to pay accrued Regular Dividends under Section 2.02(a) in cash or Participating Dividends under Section 2.02(d) on any applicable Dividend Payment Date (whether or not payment of such Dividends in cash is permitted by law)

or (ii) any breach in any material respect (unless the relevant provision is subject to a materiality qualification, in which case, in any respect) by the Company of (x) its obligations pursuant to Article III of the Investors Rights Agreement, or (y) payment of the applicable Redemption Price in cash for all Series A Preferred Shares to be redeemed pursuant to Section 4.08 hereunder (whether or not payment of such Redemption Price is permitted by law or is excused by the last paragraph of Section 4.08). If such breach occurs and is continuing and is actually known to an Officer of the Company, the Company must send to each Holder notice of such breach promptly after it is known to an Officer of the Company.

Section 7.02 Remedies for Trigger Event. If a Trigger Event occurs and is continuing, the Dividend Rate will be subject to an increase (during the occurrence of a single Trigger Event or multiple concurrent Trigger Events) by 2.0% per annum; provided, that the Dividend Rate shall increase by only 2.00% per annum if there are multiple Trigger Events occurring and continuing (as opposed to 2.00% per annum multiplied by the number of Trigger Events). The exercise of the remedy contained in this Section 7.02 by the Holders shall not prevent the exercise of any other right or remedy by the Holders in respect of any Trigger Event.

Section 7.03 Waiver of Past Triggering Events. A Holder Majority, by written notice to the Company, may, on behalf of the Holders of all of the Series A Preferred Shares, waive any existing Trigger Event and its consequences under Section 7.02. Upon any such waiver, such Trigger Event shall be deemed to have been cured for every purposes herein; but no such waiver shall extend to any subsequent or other Trigger Event or impair any right consequent thereon.

ARTICLE VIII

VOTING RIGHTS

Section 8.01 Voting Rights General.

(a) Except as set forth in this Article VIII or as otherwise required by Applicable Law, the Series A Preferred Shares shall not be entitled to vote on any matters presented to the holders of Capital Stock issued by the Company.

(b) Subject to Section 8.01(b), the vote or written consent of a Holder Majority, given in writing or by vote at a meeting, shall be required for: (i) any amendment to the Certificate of Incorporation or the Bylaws that would adversely affect the rights, preferences or privileges of the Series A Preferred Shares, (ii) the authorization or issuance of any (a) additional shares of Series A Preferred Shares or (b) new class or series of equity securities of the Company ranking senior to or pari passu with the Series A Preferred Shares in with respect to liquidation, dissolution, dividends or any other distributions, (iii) any de-listing of the Class A Common Stock of the Company, (iv) the commencement of any bankruptcy or insolvency proceeding or (v) any amendment or waiver of any of the matters described under Article III of the Investors Rights Agreement.

(c) Notwithstanding Section 8.01(a) above, no amendment, modification, supplement or waiver (in each case, including by merger, consolidation or otherwise) of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders of the Series A Preferred Shares shall be made or given effect without the written consent of (x) in the case of clauses (i) through (iv) below, each Holder affected thereby (as to the Series A Preferred Shares held by such affected Holder) and (y) in the case of clause (v) below, all Holders, to the extent that the same shall:

(i) reduce the Current Liquidation Preference or Redemption Price or change the Conversion Price in a manner adverse to the Holder (except as set forth in Section 5.03) of any such share of Series A Preferred Shares;

(ii) except as set forth in Section 7.03, reduce the Dividend Rate of or change the time for accrual of Regular Dividends on any share of Series A Preferred Shares;

(iii) except as set forth in Section 7.03, waive a default in the payment of Dividends on any share of Series A Preferred Shares, Current Liquidation Preference or Redemption Price of the Series A Preferred Shares;

(iv) make any change to this Article VIII that is materially adverse to the Holder; or

(v) make any change to Section 4.02 or Section 4.07 regarding the pro rata treatment of all Holders in connection with any redemption referred to therein.

(d) Promptly, and in no event later than two (2) Business Days, after an amendment, supplement or waiver under this Section 8.01 becomes effective, the Company shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 8.02 Minority Rights. The Company shall not pay or cause to be paid, directly or indirectly, any consideration to or for the benefit of any Holder for or as an inducement to any consent, amendment, modification or waiver unless such consideration is offered in writing to be paid to all Holders, and is paid to all Holders that approve such consent, amendment, modification or waiver.

Section 8.03 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a share of Series A Preferred Shares or portion of a share of Series A Preferred Shares that evidences the same share as the consenting Holder’s Series A Preferred Shares, even if notation of the consent is not made on any certificate representing a share of Series A Preferred Shares. However, any such Holder or subsequent Holder may revoke the consent as to its share of Series A Preferred Shares if the Company and the Holders receive written notice of revocation before the date the consent becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Any notice or other communication required or permitted to be delivered to any party under this Certificate of Designation will be in writing and delivered by, unless otherwise provided herein, (a) email or (b) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company and, with respect to the Company, to the following email address or physical address, as applicable:

Evolent Health, Inc.

800 N. Glebe Road,

Suite 500

Arlington, Virginia 22203

Attention: John Johnson, Chief Financial Officer

Email: JPJohnson@evolenthealth.com

with a copy (which will not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention: Elizabeth Morgan; zcochran@kslaw.com

Email: EMorgan@kslaw.com; ZCochran@kslaw.com

Notice or other communication pursuant to this Section 9.01 will be deemed given or received when delivered, except that (i) any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day and (ii) any notice given by first-class mail shall be deemed given when sent.

Section 9.02 Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under Applicable Law, but if any provision hereof is held to be prohibited by or invalid under Applicable Law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

Section 9.03 Governing Law. This Certificate of Designation and all questions relating to the interpretation or enforcement of this Certificate of Designation will be governed by and construed in accordance with the laws of the State of Delaware without regard to the laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

Section 9.04 No Reissuance of the Series A Preferred Shares. No share of Series A Preferred Shares acquired by the Company by reason of redemption, purchase or otherwise will be reissued or held in treasury for reissuance, and the Company will take all necessary action to cause such shares to be cancelled and retired. All such shares shall, upon their cancellation and retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors pursuant to the provisions of the Certificate of Incorporation and, if applicable this Certificate of Designation.

Section 9.05 Rights and Remedies of Holders. The rights provided to holders of Series A Preferred Shares set forth under this Certificate of Designation are for the benefit of such holders of the Series A Preferred Shares and will be enforceable by them, including by one or more actions for specific performance. Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

Section 9.06 Agents. The Company may appoint and remove one or more transfer agents, conversion agents, registrars and paying agents with respect to the Series A Preferred Shares. Upon any such removal or appointment, the Company shall send notice thereof by electronic mail or by first-class mail, postage prepaid, to the Holders.

Section 9.07 Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder upon request.

Section 9.08 No Preemptive Rights or Sinking Fund. The Holders shall not have any preemptive rights, and the shares of Series A Preferred Shares shall not be subject to or entitled to the operation of any retirement or sinking fund.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer as of the date first written above.

THE COMPANY:

EVOLENT HEALTH, INC.

By:	/s/ Seth Blackley
Name:	Seth Blackley
Title:	CEO

[Signature Page to Certificate of Designation (Series A Convertible Preferred Shares)]

APPENDIX I

to

Certificate of Designation of

Series A Convertible Preferred Shares of Evolent Health, Inc.

Restrictive Legend to the Series A Convertible Preferred

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED HEREBY ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN (I) ARTICLE VI OF THE CERTIFICATE OF DESIGNATION GOVERNING THE CUMULATIVE SERIES A CONVERTIBLE PREFERRED SHARES AND FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”) AND (II) THE INVESTORS RIGHTS AGREEMENT (SERIES A CONVERTIBLE PREFERRED SHARES) BY AND AMONG EVOLENT HEALTH, INC. (THE “COMPANY”), AND CERTAIN HOLDERS OF COMPANY SECURITIES PARTY THERETO (THE “INVESTORS RIGHTS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED HEREBY MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION AND THE INVESTORS RIGHTS AGREEMENT. A COPY OF THE CERTIFICATE OF DESIGNATION AND THE INVESTORS RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

Restrictive Legend to the Class A Common Stock

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

ANNEX A

to

Certificate of Designation of

Series A Convertible Preferred Shares of Evolent Health, Inc.

Form of Notice of Conversion

to be Executed by Registered Holder to Convert Shares of Series A Preferred Shares

NOTICE OF CONVERSION

The undersigned Holder hereby irrevocably elects to convert [ ] of such Holder’s shares of Series A Convertible Preferred Shares into shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), of Evolent Health, Inc., a Delaware corporation (the “Corporation”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the certificate of designation of the Corporation’s Series A Convertible Preferred Shares (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware.

Instruction to Holder: Attach additional signed copies of this page as needed.

Name of Person in the name of which shares are to be registered:

Address for delivery of physical stock certificates:

Instructions for book-entry delivery of shares through the Deposit/Withdrawal at Custodian facility of The Depository Trust Company:

DTC Participant Name:

DTC Participant Number:

Account Name:

Account Number:

Contact Name:

Contact Telephone Number:

Contact Email Address:

[HOLDER]

By:
Name:
Title:
Date:

[Notice of Conversion of Shares of Series A Convertible Preferred Shares]